Exhibit 4.2

SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT is made as of this           day of         , 2003 by and among Hypertension Diagnostics, Inc., a Minnesota corporation (the “Company”) and                                      (“Purchaser”).

RECITALS

WHEREAS, the Company wishes to raise a minimum of One Million Three Hundred Thousand Dollars ($1,300,000) and a maximum of Two Million Three Hundred Thousand Dollars ($2,300,000) in the aggregate from the offer and sale (the “Offering”) of units (each, a “Unit”) to accredited investors as described in the Confidential Private Placement Memorandum dated August 4, 2003 (the “PPM”);

WHEREAS, each Unit has a purchase price of $3.9064 and consists of one (1) share of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), 15.903 shares of Common Stock (the “Common Shares”), and a series of six (6) Purchase Warrants, three (3) of which entitle the holder to acquire Series A Preferred Stock and three (3) of which entitle the holder to acquire Common Stock, forms of which are attached as Exhibit B to this Agreement (the “Warrants”);

WHEREAS, the Warrants are allocated as follows:

A.           One nine-month preferred stock purchase warrant permitting the holder to purchase up to one share of the Series A Preferred Stock at an exercise price of $2.04 per share (“Warrant A-1”);

B.             One nine-month common stock purchase warrant permitting the holder to purchase up to the number of shares of common stock initially included in the Unit at an exercise price of $0.17 per share (“Warrant A-2”);

C.             One eighteen-month preferred stock purchase warrant permitting the holder to purchase up to 80% of one share of the Series A Preferred Stock at an exercise price of $2.64 per share (“Warrant B-1”);

D.            One eighteen-month common stock purchase warrant permitting the holder to purchase up to 80% of the number of shares of common stock initially included in the Unit at an exercise price of $0.22 per share (“Warrant B-2”);

E.              One sixty-month preferred stock purchase warrant permitting the holder to purchase 70% up to of one share of the Series A Preferred Stock at an exercise price of $3.60 per share (“Warrant C-1”); and

F.              One sixty-month common stock purchase warrant permitting the holder to purchase up to 70% of the number of shares of common stock initially included in the Unit at an exercise price of $0.30 per share (“Warrant C-2”).

WHEREAS, the Company and Purchaser wish to specify in this Agreement the terms on which Purchaser is purchasing the Units;

WHEREAS, in this Agreement, the shares of the Company’s common stock issuable upon conversion of the Series A Preferred Stock are referred to as the “Conversion Shares,” the shares of common stock issuable upon exercise of the Warrants A-2, B-2 and C-2 are referred to as the “Warrant Shares,” the shares of the Series A Preferred Stock issuable upon exercise of the Warrants A-1, B-1 and C-1 are referred to as the “Series A Warrant Shares” (which when properly converted shall result in additional Conversion Shares) and the Conversion Shares, the Warrant Shares and the Series A Warrant Shares are collectively referred to as the “Underlying Shares.”  The Common Shares, Unit, the Series A Preferred Stock, the Warrant, the Conversion Shares, the Warrant Shares and the Series A Warrant Shares are collectively referred to herein as the “Equity Securities.”

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below and for other good and valuable consideration, the parties agree as follows:

1.                                       Sale and Purchase.  Subject to the terms and conditions hereof, the Company agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company at a purchase price of $3.9064 per Unit for a total for all Units purchased of $                   (the “Purchase Price”),                     Units (calculated by dividing the Purchase Price by $3.9064) consisting of:

A.	shares of Series A Preferred Stock**
**(equal to number of Units purchased)

B.	Common Shares**
**(equal to 15.903 x shares of Series A Preferred Stock in A above)

C.                                     Warrants as follows:

Warrant A-1 to purchase                                 shares of Series A Preferred Stock**

**(equal to the number of shares of Series A Preferred Stock indicated in A above)

Warrant A-2 to purchase                                 shares of common stock**

**(equal to the number of shares of common shares indicated in B above)

Warrant B-1 to purchase                                 shares of Series A Preferred Stock**

**(equal to 80% of the number of shares of Series A Preferred Stock indicated in A above)

Warrant B-2 to purchase                                 shares of common stock**

**(equal to 80% of the number of shares of common shares indicated in B above)

Warrant C-1 to purchase                                 shares of Series A Preferred Stock**

**(equal to 70% of the number of shares of Series A Preferred Stock indicated in A above)

Warrant C-2 to purchase                                 shares of common stock

**(equal to 70% of the number of shares of common shares indicated in B above)

2.                                       Closing.  The closing of the sale and purchase of the Units (the “Closing”) by Purchaser shall occur at the date and time that this Agreement is executed by the Company and Purchaser, or on such other date and time as Purchaser and the Company shall agree upon (the “Closing Date”).  At the Closing, the Company shall deliver a stock certificate representing the Common Shares, the Series A Preferred Stock and a proportionate number of the Warrants, and Purchaser shall deliver to the Company a cashier’s check or other immediately available funds for payment of the Purchase Price.

3.                                       Representations and Warranties by Company.  The Company represents and warrants to Purchaser that, as of the date hereof:

3.1                                 Organization, Standing, etc.  The Company, and each of its subsidiaries, if any, is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the requisite corporate power and authority (corporate and other) to own and operate its properties and assets and to carry on its business in all material respects as it is now being conducted.  Except as set forth in Section 5, the Company has the requisite corporate power and authority to issue the Equity Securities and to otherwise perform its obligations under this Agreement.  The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary.

3.2                                 Corporate Acts and Proceedings.  The Company has all requisite corporate power and authority to (i) file and perform its obligations under that certain certificate of designation, preferences and rights of the Series A Preferred Stock (the “Certificate of Designation”), (ii) enter into and perform its obligations under that certain registration rights agreement between Purchaser and the Company of even date herewith (the “Registration Rights Agreement”) and this Agreement, the Registration Rights Agreement and the Warrants and (iii) consummate the transactions contemplated hereby and thereby and to issue the Equity Securities, in accordance with the terms hereof and thereof; provided, however, with respect to the foregoing representation the Company cannot issue the Common Shares pursuant to (a) the exercise of the Warrants A-2, B-2 and C-2, or (b) the conversion of the Series A Preferred Stock, until the Proposal (as defined in Section 5) is approved. The execution and delivery of this Agreement, the Registration Rights Agreement and the Warrants by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Common Shares, the Series A Preferred Stock and the Warrants and the issuance and reservation for issuance of the Series A Warrant Shares and the Warrant Shares) have been duly authorized by the Company’s board of directors (the “Board”) and no further consent or authorization of the Company (other than the Proposal with respect to the Warrant Shares), its Board, or its shareholders is required. This Agreement has been duly executed and delivered by the Company. Upon execution and delivery by the Company of this Agreement, the Registration Rights Agreement and the Warrants and upon execution and filing of the Certificate of Designation, each of such agreements and instruments will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by the Company’s lack of authorized common stock, bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and except for judicial limitations on the enforcement of the remedy of specific enforcement and other equitable remedies.

3.3                                 Issuance of Shares. The Units are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Company other than those set forth in that certain shareholders agreement of even date herewith (the “Shareholders’ Agreement”) and the Certificate of Designation. The Series A Warrant Shares are duly authorized and reserved for issuance and, upon proper exercise of the Warrants therefor, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights of shareholders of the Company other than as set forth in the Shareholders’ Agreement and the Certificate of Designation.  At such time, if ever, as the Company’s shareholders approve an amendment to the Company’s Articles of Incorporation to increase the number of shares of the Company’s common stock authorized for issuance to a number sufficient to allow for the reservation of all Conversion Shares and the Warrant Shares, the Conversion Shares and the Warrant Shares shall be duly authorized and reserved for issuance upon conversion of the Series A Preferred Stock and/or exercise of the Warrants A-2, B-2, or C-2 in accordance with the respective terms thereof, and upon issuance upon proper conversion or exercise, respectively, of the Series A Preferred Stock and the Warrants, the Conversion Shares and Warrant Shares, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights of shareholders of the Company except as set forth in the Shareholders’ Agreement and the Certificate of Designation.

3.4                                 Acknowledgment of Dilution. The Company understands and acknowledges the potentially dilutive effect to the Common Stock upon the issuance of the Series A Preferred Stock, the Conversion Shares upon conversion of or otherwise pursuant to the Series A Preferred Stock and upon issuance of the Series A Warrant Shares and the Warrant Shares upon exercise of or otherwise pursuant to the Warrants. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of or otherwise pursuant to the Series A Preferred Stock and Series A Warrant Shares and Warrant Shares upon exercise of or otherwise pursuant to the Warrants in accordance with this Agreement, the Certificate of Designation and the Warrants, is absolute, subject only to the terms and conditions set forth in this Agreement, the Warrant and the Certificate of Designation, regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

3.5                                 No Conflicts; Governmental Consents. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Warrants by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the filing of the Certificate of Designation and the issuance and reservation for issuance, as applicable, of the Common Shares, Series A Preferred Stock, Conversion Shares (subject to the approval of the Proposal), Series A Warrant Shares and Warrant Shares (subject to the approval of the Proposal) will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation or By-laws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license, trademark, trademark license or instrument to which the Company, or any of its subsidiaries, if any, is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Company or any of its subsidiaries, if any, or by which any property or asset of the Company or any of its subsidiaries, if any, is bound or affected that if not remedied would have a material adverse effect on the Company.  Neither the Company nor any of its subsidiaries, if any, is in violation of its Articles of Incorporation or By-laws. Other than defaults relating to the Company’s 8% Convertible Notes due March 27, 2005, which defaults shall be waived upon the Closing of that certain Conversion and Voting Agreement dated as of August 1, 2003 (as the term “Closing” is defined therein), neither the Company nor any of its subsidiaries, if any, is in default (and no event has occurred which with notice or lapse of time or both could put the Company or any of its subsidiaries in default) under, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or by which any property or assets of the Company or any of its subsidiaries is bound or affected. The businesses of the Company and its subsidiaries, if any, are not and have not been conducted in violation of any law, ordinance or regulation of any governmental entity that if not remedied would have a material adverse effect on the Company. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, approval, qualification, authorization or order of, or registration, designation, declaration or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement or the Warrants in accordance with the terms hereof or thereof or to issue and sell the Units in accordance with the terms hereof, except the approval of the holders of the Company’s voting securities to amend the Company’s Articles of Incorporation to increase the number of shares of common stock authorized.  Except as required under the 1933 Act, the 1934 Act and for the approval of the holders of the Company’s voting securities to amend the Company’s Articles of Incorporation to increase the number of shares of common stock authorized and the filing of related amended Articles of Incorporation, all consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company is not in violation of the listing requirements of the OTC Bulletin Board and does not reasonably anticipate that the

Common Stock will be delisted by the OTC Bulletin Board in the foreseeable future. The Company is unaware of any facts or circumstances that might give rise to any of the foregoing.

3.6                                 Absence of Certain Changes. Since the date of the PPM and except as set forth in any report or filing with the U.S. Securities and Exchange Commission (the “SEC Filings”) or as set forth in the PPM, there has not been:

(a)                                  any material adverse change in the assets, liabilities, financial condition or operating results of the Company except changes in the ordinary course of business, that have not been and are not expected to be, individually or in the aggregate, materially adverse;

(b)                                 any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, or financial condition of the Company (as such business is presently conducted);

(c)                                  any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)                                 any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, or financial condition of the Company (as such business is presently conducted);

(e)                                  any material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

(f)                                    any sale, assignment or transfer of any material patents, trademarks, copyrights, trade secrets or other intangible assets;

(g)                                 receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(h)                                 any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(i)                                     any material loans or guarantees made by the Company to or for the benefit of its employees, holders of Common Stock, officers, or directors, or any members of their immediate families;

(j)                                     any declaration, setting aside, or payment of any dividend or other distribution of the Company’s assets in respect of the Company’s Common Stock, or any direct or indirect redemption, purchase, or other acquisition of any Common Stock by the Company;

(k)                                  to the best of the Company’s knowledge, any other event or condition of any character that is reasonably likely to materially and adversely affect the business, properties, prospects, or financial condition of the Company (as such business is presently conducted and as it is proposed to be conducted), excluding events or conditions having general effect on businesses in the general economy; or

(l)                                     any arrangement or commitment by the Company to do any of the things described in this subsection 3.6.

4.                                       Representations and Warranties of Purchaser.  Purchaser represents and warrants that:

4.1                                 Lack of Authorized Shares.  Purchaser acknowledges and understands that as a result of the sale and issuance of the Units in the Offering, the Company may not have sufficient authorized shares of common stock to issue the Warrant Shares and Conversion Shares.  Purchaser further acknowledges and understands that the Company will not reserve for issuance or issue the Conversion Shares or the Warrant Shares until such time, if ever, as the Company’s shareholders approve an amendment to the Company’s Articles of Incorporation to increase the number of shares of the Company’s common stock authorized for issuance.  Purchaser hereby waives any claim it may have against the Company that the Units, or any security component thereof, was not validly issued as a result of the Company having insufficient authorized shares of common stock to allow for the issuance of the Warrant Shares and Conversion Shares.

4.2                                 Investment Intent.  The Units being acquired by Purchaser hereunder are being purchased for Purchaser’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Purchaser understands that the Equity Securities have not been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of the Company and others upon this exemption is predicated in part upon these representations and warranties.  Purchaser further understands that none of the Equity Securities may be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws, or (b) an exemption from the requirements of the Securities Act and applicable state securities laws.

4.3                                 Access to Information; Suitability.

(a)                                 Purchaser has received, has fully reviewed, and is familiar with the PPM, and all exhibits attached thereto;

(b)                                Purchaser has been provided access by the U.S. Securities and Exchange Commission EDGAR system or by request to the Company for copies of each document incorporated by reference in the PPM and that Purchaser has obtained such documents or requested such copies to the extent such Purchaser desired;

(c)                                 Purchaser is in a financial position to hold the Units for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of Purchaser ‘s investment in the Units;

(d)                                Purchaser, either alone or with the assistance of Purchaser’s own professional advisors, has such knowledge and experience in financial and business matters that Purchaser is capable of reading and interpreting financial statements and evaluating the merits and risks of the prospective investment in the Units;

(e)                                 Purchaser has obtained, to the extent Purchaser deems necessary, professional investment advice with respect to the risks inherent in an investment in the Units, and the suitability of an investment in the Units in light of Purchaser’s financial condition and investment needs;

(f)                                   Purchaser believes that the investment in the Units is suitable for Purchaser based upon Purchaser’s investment objectives and financial needs, and Purchaser has adequate means for providing for his or her or its current financial needs and personal contingencies and has no need for liquidity of the investment with respect to the Units;

(g)                                Purchaser recognizes that: the Company does not have any material revenues; its securities are traded on the OTC Bulletin Board and are subject to the rules relating to “penny stocks”; that the Company has inadequate shares of common stock authorized to allow for the reservation and issuance of the Warrant Shares and Conversion Shares; and that an investment in the Units is not secured by any assets or property of the Company;

(h)                                Purchaser recognizes that an investment in the Units is highly speculative, illiquid and involves a high degree of risk, including, but not limited to, the risk of inability to successfully market the Company’s product, and the risk of economic losses from operations of the Company, any of which risk could result in the loss of Purchaser’s investment in the Company; and

(i)                                    Purchaser certifies, under penalties of perjury, that the undersigned is NOT subject to the backup withholding provisions of Section 3406(a)(i)(C) of the Internal Revenue Code of 1986, as amended.  (Note: You are subject to backup withholding if: (i) you fail to furnish your Social Security Number or taxpayer identification number herein; (ii) the Internal Revenue Service notifies the Company that you furnished an incorrect Social Security Number or taxpayer identification number; (iii) you are notified that you are subject to backup withholding; or (iv) you fail to certify that you are not subject to backup withholding or you fail to certify your Social Security Number or taxpayer identification number).

4.4                                 Location of Principal Office and Qualification as Accredited Investor.  The state in which Purchaser’s principal office (or domicile, if Purchaser is an individual) is located is as set forth below Purchaser’s name at the end of this Agreement.  Purchaser qualifies as an accredited investor within the meaning of Rule 501 under the Securities Act and has completed Exhibit A attached hereto evidencing such status as an accredited investor.  Purchaser has sufficient knowledge and experience in financial and business matters such that Purchaser is capable of evaluating the merits and risks of the investment to be made hereunder by Purchaser.  Purchaser has and has had access to all of the Company’s material books and records, and access to the Company’s executive officers has been provided to Purchaser or to Purchaser’s qualified agents. Further, Purchaser has had an opportunity to ask questions of, and receive answers from, the Company or an agent of the Company concerning the terms and conditions of the purchase of the Units and the business and affairs of the Company, and to obtain any additional information necessary to verify such information as Purchaser considers necessary or advisable in order to form a decision concerning an investment in the Company.

4.5                                 Acts and Proceedings.  This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, and is a valid and binding agreement of Purchaser.

4.6                                 No Brokers or Finders.  No person, firm or corporation has or will have, as a result of any act or omission by Purchaser, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.  Purchaser will indemnify and hold the Company harmless against any and all liability with respect to any such commission, fee or other compensation which may be payable or determined to be payable as a result of the actions of Purchaser in connection with the transactions contemplated by this Agreement.

5.                                       Authorized Common Stock; Meeting of Security Holders.  The Company hereby covenants and agrees to hold a meeting of the holders of its voting securities (the “Meeting”) and solicit proxies for the use at the Meeting for the purpose of allowing the holders of the Company’s voting securities to approve an amendment to the Company’s Articles of Incorporation to increase the number of shares of common stock, $.01 par value, authorized to at least 150,000,000 shares (or such other number as may be sufficient to allow for the reservation for issuance of all shares of Common Stock underlying each outstanding security convertible or exercisable for, or exchangeable into, Common Stock) (the “Proposal”).  The Company may put forth any other proposal at the Meeting as it deems advisable, provided that such other proposal is not incompatible with the Proposal.  The Company and its Board shall recommend approval of the Proposal to the holders of those securities entitled to vote thereon.  The Company shall use its commercially reasonable best efforts to cause the Proposal to be duly and properly approved no later than one hundred and twenty (120) days after the Series A Closing.  Upon approval of the Proposal, the Company shall take all corporate action as is necessary for the due reservation of the Warrant Shares and Conversion Shares.  The Company hereby agrees that if any shares of its authorized common stock remain unsold in the Offering, such shares of authorized common stock shall be reserved for issuance as Conversion Shares.  To the extent the number of shares of authorized common stock unsold are insufficient to allow for the reservation for issuance of all Conversion Shares, the shares of authorized common stock remaining unsold shall be allocated as Conversion Shares pro-rata among the holders of the Series A Preferred Stock in proportion to the full amounts to which the Company would otherwise be required to reserve and then, if any shares of authorized common stock remain unallocated, to the holders of the Series A Warrant Shares in proportion to the full amounts to which the Company would otherwise be required to reserve.

6.                                       Notices.  All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed first-class postage prepaid, registered or certified mail, or delivered by a nationally recognized overnight courier:

if to the Company:

Hypertension Diagnostics, Inc.

2915 Waters Road, Suite 108

Eagan, MN  55121-1562

Attn:  President

with a copy to:

Lindquist & Vennum P.L.L.P.

4200 IDS Center

80 South Eighth Street

Minneapolis, MN 55402

Attn:  Girard P. Miller

if to Purchaser, to the address set forth under Purchaser’s signature to this Agreement; or to such other address as the Company or Purchaser may specify to the other by written notice, and such notices and other communications shall be treated as being effective or having been given when delivered, if personally delivered, or when received, if sent by mail or courier.

7.                                       Further Agreements of the Parties.   The Company and Purchaser agree to execute and deliver such other documents and take such other acts, as the other party may reasonably request, for the purpose of carrying out the intent of this Agreement.

8.                                       Counterparts.   This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.                                       Invalidity of Particular Provisions.   The Company and Purchaser agree that the unenforceability or invalidity of any provision or provisions of this Agreement shall not render any other provision or provisions herein contained unenforceable or invalid.

10.                                 Entire Agreement.   This Agreement, including the Exhibits attached hereto and the exhibits to the PPM referenced herein, constitutes the entire agreement of the parties relative to the subject matter hereof and supersedes any and all other agreements and understandings, whether written or oral, relative to the matters discussed herein.

11.                                 Conflicts.   In the event that there are any inconsistencies between the terms of this

Agreement and the Certificate of Designation, Preferences and Rights of the Series A Preferred Stock or the Warrants, the terms contained in the Certificate of Designation or the Warrants, as the case may be, will control.

12.                                 Miscellaneous.   No provision of this Agreement shall be modified or waived other than by a written instrument that refers to this Agreement and is signed by the party against whom enforcement of the modification or waiver is charged.

13.                                 Representations to Survive Delivery.   The representations, warranties and agreements of the Company and of Purchaser contained in this Agreement will remain operative and in full force and effect and will survive the closing.

14.                                 Governing Law.   This Agreement shall be governed by the internal laws of the State of Minnesota without giving application to the choice of law provisions of that jurisdiction.  Any and all actions brought by one party against any another party concerning the terms and provisions of this Agreement shall be venued in State Court in Hennepin County, Minnesota or Federal Court located in Minneapolis, Minnesota and all parties agree to submit to the jurisdiction of such courts and waive any claim or defense that such forums are inconvenient.

[Signature Page to Securities Purchase Agreement to Follow]

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HYPERTENSION DIAGNOSTICS, INC.

By
Greg H. Guettler, President

PURCHASER:

Signature

Name [typed or printed]

Address:

State of Domicile or Principal office
(if different than above)

Telephone Number

SSN or TIN:

EXHIBIT A

STATUS AS AN ACCREDITED INVESTOR

Status as an “Accredited Investor”.  Purchaser is (check ALL that apply):

☐                                   (i)                                       A natural person whose individual net worth (assets less liabilities), or joint net worth with his or her spouse, exceeds $1,000,000.

☐                                   (ii)                                    A natural person whose individual income was in excess of $200,000, or whose joint income with his or her spouse was in excess of $300,000, in each of the two most recent years, and who has a reasonable expectation of reaching the same income level for the current year.

☐                                   (iii)                                 A director or an executive officer of the Company.

☐                                   (iv)                                A bank, insurance company, registered investment business development company, small business investment company or employee benefit plan.

☐                                   (v)                                   A savings and loan association, credit union, or similar financial institution, or a registered broker or dealer.

☐                                   (vi)                                A private business development company.

☐                                   (vii)                             An organization described in Section 501(c)(3) of the Internal Revenue Code with assets in excess of $5,000,000.

☐                                   (viii)                          A corporation, Massachusetts or similar business trust, or partnership with assets in excess of $5,000,000.

☐                                   (ix)                                  A trust with assets in excess of $5,000,000.

☐                                   (x)                                     An entity in which all of the equity owners are accredited investors.  Also check the item(s) [(i)-(ix)] that apply to the equity owners.  [This item is not available to an irrevocable trust.]

☐                                   (xi)                                  A self-directed IRA, Keogh, or similar plan of which the individual directing the investments qualifies as an “accredited investor” in one or more of items (i)-(x) above.  Also check the item(s) [(i)-(x)] that apply to the individual.

EXHIBIT B

Form of Common Stock Purchase Warrants and Form of Preferred Stock Purchase Warrant